Exhibit 10.7

Execution Copy

INTELLECTUAL PROPERTY LICENSE AGREEMENT

AMONG

OLD MUTUAL PLC,

OLD MUTUAL LIFE ASSURANCE COMPANY (SOUTH AFRICA) LTD.

AND

OM ASSET MANAGEMENT PLC

DATED AS OF [        ], 2014

TABLE OF CONTENTS

(continued)

ii

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”), dated as of                          (the “Effective Date”), is made and entered into by and among:

(1)  Old Mutual plc, a company incorporated and registered in England and Wales, with company number 3591559 (together with its successors and permitted assigns, “OM plc”), and

(2) solely for the purposes of the Servicemarks owned by it as described below, Old Mutual Life Assurance Company (South Africa) Ltd., a limited liability company formed under the laws of South Africa (together with its successors and permitted assigns, “OMLAC”), on the one hand, (OMLAC and OM plc each being a “Licensor” and together “Licensors”) and

(3) OM Asset Management plc, a company incorporated and registered in England and Wales, with company number 09062478 (together with its successors and permitted assigns, “Pubco”), on the other hand.

RECITALS

WHEREAS, an initial public offering of Pubco (“IPO”), an indirect wholly-owned Subsidiary of OM plc, will take place and Pubco will indirectly own the business of Old Mutual (US) Holdings Inc. (“OMUSH”) on or about the Effective Date hereof;

WHEREAS, OMLAC is an indirect, wholly-owned Subsidiary of OM plc;

WHEREAS, Pubco and its Subsidiaries (collectively, “Licensees”) use and desire to continue to use certain intellectual property rights of the Licensors in connection with their respective businesses and the IPO; and

WHEREAS, the Licensors each desire to grant a license to certain intellectual property rights under the terms and conditions as set forth in this Agreement to Licensees for use by each of them in connection with their respective businesses and the IPO.

NOW THEREFORE, in consideration of the premises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1                             Definitions.  As used herein, including for purposes of the Preamble and the Recitals hereof, the following terms have the respective meanings set forth below:

(a)                                 “Affiliates” with respect to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this definition, “control,” (including, with correlative meanings, the terms “controlled by” and

“under common control with”) when used with respect to any Person, means the possession directly or indirectly of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble hereto.

“Applicable Law” means any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, published regulatory policy or guideline, order, judgment, injunction, decree, award or writ of any court, tribunal or other regulatory authority, arbitrator, governmental authority, or other Person having jurisdiction, or any consent, exemption, approval or license of any governmental authority that applies in whole or in part to a Party and, with respect to Pubco, includes the rules of any exchange or quotation system on which the securities of Pubco are listed or traded from time to time.

“Business” means the business conducted by the Licensees of providing, either directly or through one or more Affiliates, any investment advisory, investment and fund administration, and other related services, including (i) the management of an investment account or Fund (or portions thereof or a group of investment accounts or Funds); (ii) the giving of advice with respect to the investment and/or reinvestment of assets or Funds (or any group of subadvisory assets or Funds); (iii) otherwise acting as an “investment adviser” within the meaning of the U.S. Investment Advisers Act of 1940; (iv) rendering investment advice for a fee or other compensation, directly or indirectly, within the meaning of Section 3(21)(A)(ii) of the U.S. Employee Retirement Income Security Act of 1974; or (v) acting as a trustee, general partner, manager, or managing member of any Person that is affiliated with the provider of the services described in items (i) through (iv).

“Business Day” means any day except (i) a Saturday, (ii) a Sunday, (iii) any day on which the principal office of Pubco or OM plc is not open for business, and (iv) any other day on which commercial banks in the United Kingdom or New York, USA are authorized or obligated by law or executive order to close.

“Closing” means the closing of the initial public offering of Pubco.

“Closing Date” means the date of the Closing.

“Effective Date” has the meaning set forth in the Preamble to this Agreement.

“Entering Party” has the meaning set forth in Section 2.2(a).

“Existing Party” has the meaning set forth in Section 2.2(a).

“Fund” means any investment company, mutual fund, business development company, partnership, fund, closed-end fund, unit investment trust, offshore fund, common or collective fund or collective trust, hedge fund or other pooled investment vehicle, whether or not registered under the Investment Company Act of 1940 or Securities Act of 1933 (or similar provisions of applicable law of any jurisdiction other than the United States).

“Governmental Authority” means any domestic, foreign or supranational court, tribunal, arbitral or administrative agency or commission or other governmental authority or instrumentality, or any industry self-regulatory authority.

“LCIA Court” has the meaning set forth in Section 6.1.

“Licensees” has the meaning set forth in the Recitals to this Agreement.

“Licensor” has the meaning set forth in the Preamble to this Agreement and “Licensors” means both of the Licensors together.

“Losses” means all losses, claims, damages, liabilities, obligations (including settlements, judgments, fines and penalties), costs and expenses (including reasonable attorneys’ fees, court costs and other litigation expenses) but excluding any loss of goodwill, loss of business, loss of revenue, loss of profits, diminution in value, lost opportunity costs, and any other indirect, incidental, special, expectation, consequential, exemplary or punitive damages (other than such damages actually paid to third parties in connection with any action or other claim or demand brought by an unaffiliated third party).

“Notice” has the meaning set forth in Section 8.1.

“Old Mutual Domain Names” means the Perpetual Old Mutual Domain Name and the Transitional Old Mutual Domain Names.

“OM Logo” has the meaning set forth in the definition of “Transitional Servicemarks.”

“OM plc” has the meaning set forth in the Preamble to this Agreement.

“OMLAC” has the meaning set forth in the Preamble to this Agreement.

“OMUSH” has the meaning set forth in the Recitals to this Agreement.

“Party” means OM plc, OMLAC and Pubco individually; and “Parties” means OM plc, OMLAC and Pubco, collectively.

“Perpetual License” has the meaning set forth in Section 2.1(a)(ii).

“Perpetual Old Mutual Domain Name” means the domain name omam.com, as listed in Schedule 1, which is under the control of either of the Licensors and/or their Subsidiaries as of the Closing Date.

“Perpetual Servicemarks” means those trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers and any registrations, applications, renewals and extensions of, or associated with, any of the foregoing which include the term “OMAM”, and all goodwill associated with or symbolized by any of the foregoing.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association or other business entity and any trust, unincorporated organization or political subdivision thereof.

“Pubco” has the meaning set forth in the Preamble to this Agreement.

“Rebranded Marks” has the meaning set forth in Section 2.4.

“Re-Direct Domain” has the meaning set forth in Section 2.3(b).

“Relevant Requirements” has the meaning set forth in Section 8.15(a)(i).

“Restylized Marks” has the meaning set forth in Section 2.1(a)(ii)(B)(1).

“Servicemarks” means the Perpetual Servicemarks and the Transitional Servicemarks.

“Subsidiary” with respect to a Person, any corporation, limited liability company, partnership, association, business, trust, joint venture, business entity or other entity of any kind or nature, of which more than fifty percent (50%) of either the equity interests or the voting control is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such Person, or of which such Person or any Subsidiary serves as the general partner (in the case of a limited partnership) or the manager or managing member (in the case of a limited liability company); provided that (i) no Fund or any Subsidiary of a Fund shall be a Subsidiary for the purposes of this Agreement; (ii) Pubco and its Subsidiaries will not be deemed to be Subsidiaries of OM plc or OMLAC, and OMLAC and OM plc will not be deemed to be Affiliates or Subsidiaries of Pubco; and (iii) for purposes of this definition, unless expressly stated otherwise, each of Heitman LLC and Investment Counselors of Maryland, LLC shall be considered “Subsidiaries” of Pubco.

“Territory” means world-wide.  Notwithstanding anything to the contrary contained herein “Territory” includes those areas of the world where the Servicemarks are currently in use, as well as those areas where Pubco receives consent from OM plc (which consent shall not be unreasonably withheld) to use such Servicemarks in the future.

“Transitional License” has the meaning set forth in Section 2.1(a)(i).

“Transitional Old Mutual Domain Names” means the domain names listed in Schedule 1, which contain the terms “Old Mutual”, “OM” and/or “OMAM” (except such Perpetual Old Mutual Domain Name which contains the term “OMAM”) under the control of either of the Licensors and/or their Subsidiaries as of the Closing Date.

“Transitional Servicemarks” means those trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers and any registrations, applications, renewals and extensions of, or associated with, any of the foregoing which include the terms “Old Mutual,” “OM” and/or the OM 3 anchor design logo:

(the “OM Logo”), and all copyrights therein and all goodwill associated with or symbolized by any of the foregoing.

“Transition Period” means the period commencing on the Closing Date and ending six (6) months after the date on which OM plc ceases to directly or indirectly own more than 50% of the outstanding shares of Pubco.

“Visual Identity” means the visible elements of a brand of a Party and its Affiliates, including its or their respective name, logo, primary and secondary colors, form, and other visual elements that symbolize source, identity and image.

ARTICLE II

LICENSES AND OTHER RIGHTS OF PUBCO

Section 2.1                             Use of Servicemarks.

(a)                                 Grant of Licenses.

(i)                                     Transitional License.  Subject to the terms and conditions of this Agreement, each Licensor hereby grants to Licensees a limited, non-exclusive, fully paid-up, royalty-free, non-transferable, non-sublicensable license, solely in the Territory and during the Transition Period, to use such Transitional Servicemarks as are owned by each such Licensor in its corporate and trade names, businesses and activities, including any advertising or promotional materials, and including in connection with the operation of the Business and in connection with the IPO, provided, however, that the license granted hereunder specifically excludes the right for Licensees to use the Transitional Servicemarks as the name of a Fund or in connection with any products or services provided by a Fund (the “Transitional License”).  For the avoidance of doubt, in the event the Licensees desire to use the Transitional Servicemarks as the name of a Fund, or for any products or services provided by a Fund sponsored, operated or managed by the Licensees, Licensees must obtain OM plc’s prior written approval for any such use in the jurisdictions in which OM plc owns the Transitional Servicemarks, and OMLAC’s prior written approval for any such use in the jurisdictions in which OMLAC owns the Transitional Servicemarks, and (in each case), where such approval is given, use of the Transitional Servicemarks in relation to the name of a Fund, or for any products or services provided by a Fund sponsored, operated or managed by the Licensees, shall be subject to the terms and conditions of this Agreement as if the exclusion referred to under this Section 2.1(a)(i) does not apply thereto.  Notwithstanding anything to the contrary in this Section 2.1(a) or Section 2.4 below, Licensees shall have the perpetual right to use the name “OM Asset Management” as all or part of Licensees’ corporate names or trade names.

(ii)                                  Perpetual License.

(A)                               License Grant.  Subject to the terms and conditions of this Agreement, each Licensor hereby grants to Licensees a perpetual (unless terminated pursuant to Section 7.2 below), non-exclusive, fully paid-up, royalty-free, non-transferable, non-sublicensable license, solely in the Territory, to use such Perpetual Servicemarks as are owned by each such Licensor in its corporate and trade names, businesses and activities, including any advertising or promotional materials, (1) in connection with the operation of the Business, (2) in connection with the IPO and (3) as a ticker symbol on the New York Stock Exchange (the “Perpetual License”).   For the avoidance of doubt, in the event the Licensees desire to use the Perpetual Servicemarks as the name of a Fund, or for any products or services provided by a Fund sponsored, operated or managed by the Licensees, Licensees must obtain OM plc’s prior written approval for any such use in the jurisdictions in which OM plc owns the Perpetual Servicemarks, and OMLAC’s prior written approval for any such use in the jurisdictions in which OMLAC owns the Perpetual Servicemarks, and (in each case), where such approval is given, use of the Perpetual Servicemarks in relation to the name of a Fund, or for any products or services provided by a Fund sponsored, operated or managed by the Licensees shall be subject to the terms and conditions of this Agreement.

(B)                               Coexistence.  Prior to the end of the Transition Period, Pubco shall revise the stylization of the Perpetual Servicemarks licensed hereunder such that they are visually distinct from the stylization, design and logos of Licensors’ registered servicemarks (the “Restylized Marks”).  All Restylized Marks must be approved in writing by Licensors prior to the adoption or use by Licensees, provided, however, that such approval by Licensors of the Restylized Marks shall not be unreasonably withheld or delayed. Licensees’ failure to comply with this Section 2.1(ii)(B)(1) shall not be deemed a material breach of this Agreement if such failure to comply is a result of Licensors’ failure to timely approve the Restylized Marks submitted by Pubco to Licensors for approval.  Upon approval of the Restylized Marks by Licensors, Licensees’ obligations under Sections 2.1(b)(i) and 2.1(b)(ii) shall terminate.

(b)                                 Certain Obligations of Licensees. Notwithstanding anything to the contrary in this Section 2.1, and without limiting its obligations under Section 8.4 hereof, Pubco will, and will procure that all other Licensees:

(i)                                     use the Servicemarks only in accordance with the respective Licensor’s branding guidelines in effect as of the Effective Date of this Agreement (as such branding guidelines may be amended by the Licensors from time to time thereafter) and consistent with Licensee’s use prior to the Closing Date, provided that such obligation shall not apply in respect of the Perpetual Servicemarks with effect from the end of the Transition Period although, for the avoidance of doubt, Section 2.1(a)(ii)(B) shall apply;

(ii)                                  ensure that the Servicemarks, as they are displayed, are not altered in any way, except as expressly provided herein;

(iii)                               ensure that they will not take any action that could reasonably be expected to impair the value of or goodwill associated with the Servicemarks.  During the Transition Period,  each of OM plc and OMLAC has the right to inspect Licensees’ business operations (in accordance with the provisions of Section 2(d) below) to ensure compliance with the relevant Licensor’s standards of quality;

(iv)                              cease all use of the Transitional Servicemarks upon expiration of the Transition Period, provided that, following the end of the Transition Period, Licensees will be permitted to make historical reference to their affiliation with the Licensors, solely to the extent required under Applicable Law to describe the historical performance of Licensees’ Business or to identify that Licensees were formerly operating under the name permitted by the relevant Transitional Servicemarks or unless as otherwise provided herein, provided, further that (A) any such use of “Old Mutual” must be strictly as a reference to such former affiliation, or former corporate or trade name, and not as a trademark or service mark; and (B) Licensees shall be permitted to continue use of “OM Asset Management” as all or part of Licensees’ corporate names or trade names.

(v)                                 upon written request by Licensors, destroy any physical materials displaying the Transitional Servicemarks remaining in Licensees’ possession promptly following expiration of the Transition Period, and an authorized officer of Pubco shall certify to OM plc in writing that to the knowledge of the certifying officer, after reasonable inquiry, such destruction has taken place;

(vi)                              make clear to all third parties that Pubco or its Subsidiaries, rather than either of the Licensors or any of its other Subsidiaries, is the party entering into or conducting any contractual relationship with such third party;

(vii)                           pay to each Licensor a sum of £2.50 (the receipt and adequacy of which is hereby acknowledged by each Licensor) as consideration for the rights granted to the Licensees under this Agreement; and

(viii)                        assist the Licensors in recording or registering this Agreement in any jurisdiction where such recordation or registration is required or recommended under the trademark law of such jurisdiction.

(c)                                  Certain Obligations of the Licensors. Notwithstanding anything to the contrary in this Section 2.1, each of the Licensors agrees to cooperate with Licensees, at Licensors’ expense, to take commercially reasonable steps to seek to eliminate or minimize any actual consumer confusion arising from the Licensors’ activity during the Transition Period.

(d)                                 Inspection. In relation to each Licensee using the Transitional Servicemarks, during the Transition Period and the Perpetual Servicemarks in perpetuity, each Licensor shall have the right during a Licensee’s normal business hours, upon reasonable notice to Pubco and its applicable Subsidiaries and in a manner not unreasonably disruptive to Pubco’s and its Subsidiaries’ properties or business operations, to inspect for compliance with Section 2.1 through Section 2.5, any and all uses of the Servicemarks by Pubco and its Subsidiaries, including inspection of any and all materials on which the Servicemarks are displayed in the possession or control of Pubco and its Subsidiaries. Any noncompliance with Section 2.1 through Section 2.5 shall be corrected by Pubco and/or its respective Subsidiary as soon as reasonably practical, but no later than twenty (20) Business Days following receipt by Pubco of written notice from one of the Licensors.

(e)                                  Disclaimer. As soon as reasonably practical, but no later than thirty (30) days following the Effective Date, Pubco and its Subsidiaries shall post on their respective website landing pages, and any other page that consistently receives deep link or landing traffic on which the Servicemarks are displayed, the following statement: “OM Asset Management plc is a publicly traded corporation, and it and its subsidiaries are currently using trademarks including the “OLD MUTUAL” name, OM, OMAM, OM ASSET MANAGEMENT, OM 3 Anchor Design Logo and associated trademarks of Old Mutual plc and Old Mutual Life Assurance Company (South Africa) Ltd. under license.”  As soon as reasonably practical, but no later than thirty (30) days following the termination of the Transitional License, Pubco and its Subsidiaries shall revise the foregoing statement on their respective website landing pages, and any other page that consistently receives deep link or landing traffic on which the “OM Asset Management” corporate names or trade names or the Perpetual Servicemarks are displayed, and post (i) the following statement: “OM Asset Management plc, a publicly traded corporation, was previously associated with the Old Mutual Group but is no longer associated with or affiliated to the Old Mutual Group”; and (ii) a statement advising visitors to the website that information on Old Mutual products in the United Kingdom and South Africa (and any other country where the Licensors have ownership of, or other rights to use, a domain name including the word “omam”)  can be found at the Old Mutual websites in those countries, which statement shall provide a link to one or more of such Old Mutual websites in the United Kingdom, South Africa or any other relevant country. In order for Pubco and its Subsidiaries to comply with the obligation set forth in this Section 2.1(e)(ii), Licensors shall, prior to the end of the Transition Period, provide to Pubco a list of countries in which Licensors have ownership of, or other rights to use, a domain name including the word “omam” and hyperlinks to such Old Mutual websites in the United Kingdom and South Africa and any other relevant countries.  For the avoidance of doubt, Licensees shall not be deemed to be in breach of this Section 2.1(e)(ii) if Licensees’ failure to include a particular country where Licensors’ have ownership of, or other rights to use, a domain name including the word “omam” or a hyperlink to the relevant Old Mutual websites in such countries is due to Licensors’ failure to provide Licensees with the list of relevant countries and/or hyperlinks.

(f)                                   Change of Name.

(i)                                     Timely during the Transition Period, Pubco and its Subsidiaries shall file (at their own cost and expense) before the relevant Governmental Authority throughout the Territory the necessary documents so as to amend or terminate any registration or certificate of assumed name, fictitious name or d/b/a filings containing the name “Old Mutual” so as to cause such assumed name, fictitious name or d/b/a filings to be changed to eliminate the name “Old Mutual” therefrom.  For the avoidance of doubt, Pubco and its Subsidiaries shall not be required to amend or terminate any registration or certificate of assumed name, fictitious name or d/b/a filings containing the names “OMAM” or “OM Asset Management”.

(ii)                                  Pubco and its Subsidiaries agree, that after the Closing Date neither Pubco nor any of its Subsidiaries will expressly, or willingly by implication, do business as or represent themselves as either of the Licensors or any of a Licensor’s other Affiliates, and the personnel of Pubco or its Subsidiaries shall not, and shall have no authority to, as of the Closing Date, hold themselves out as officers, employees or agents of either of the Licensors.

(iii)                               Pubco shall not and shall cause its Subsidiaries not to purport to, or represent that it or they may, bind or do business as either of the Licensors or any of their Affiliates.

Section 2.2                             Visual Identity; No Reasonable Likelihood of Confusion.

(a)                                 If any Party or any of its Subsidiaries either conducts new activities or enters into a market or jurisdiction (the “Entering Party”) where another Party or any of its Subsidiaries is already commercially active (the “Existing Party”), the Entering Party agrees (i) to evaluate the likelihood of customer confusion or brand dilution posed by such proposed Servicemarks on the Existing Party’s Visual Identity in such market or jurisdiction and (ii) to take all necessary steps to distinguish itself and its branding from the Existing Party and to ensure that its branding is not confusingly similar with branding of the Existing Party in the sole reasonable discretion of the Existing Party.

(b)                                 Each Party acknowledges and agrees that the existing activities of the businesses of Pubco or its Subsidiaries and the Licensors or their Subsidiaries do not create any consumer confusion and each Party and its respective Subsidiaries can continue to operate their respective businesses as such businesses were operated prior to Closing, provided that, each Party and its respective Subsidiaries implements appropriate source or business identifiers and/or disclaimers on its products, advertisements or other materials to make clear to a third party which Party or Subsidiary is providing a particular product or service.  For the avoidance of doubt, each Party and its respective Subsidiaries shall have five (5) Business Days after Closing to implement all such changes on electronic products, advertisements and other materials, and shall have sixty (60) days after Closing to implement all such changes on printed products, advertisements and other materials.

(c)                                  Notwithstanding the above, (i) nothing in this Section 2.2 shall limit the right of each Licensor or its Subsidiaries to use such Licensor’s Servicemarks, or other elements of its worldwide corporate Visual Identity, in any jurisdiction, at any time and (ii) this Section 2.2 shall not apply to new Funds launched by any Licensor or its Subsidiaries except in such cases where such Licensors have previously consented to the use by Pubco, its Subsidiaries or Affiliates in connection with a Fund.

Section 2.3                             Domain Names.

(a)                                 Subject to the obligations of Section 2.1, during the Transition Period, Licensees shall have continued rights to use the Old Mutual Domain Names and to manage and direct the use of and content on the websites associated with the Old Mutual Domain Names.

(b)                                 Prior to the expiration of the Transition Period, Pubco (on behalf of itself and each of the other Licensees) shall register a domain name that does not feature the terms “Old Mutual” (the “Re-Direct Domain”) and shall establish and register a website at the Re-Direct Domain.

(c)                                  Upon expiration of the Transition Period, Licensees agree to cease use of the Transitional Old Mutual Domain Names and promptly transfer the Transitional Old Mutual Domain Name registrations to OM plc, provided that, for a period of six (6) months following the expiration of the Transition Period, OM plc shall maintain the Transitional Old Mutual Domain Names and automatically re-direct all attempts by users to access the websites featured at the Transitional Old Mutual Domain Names to the relevant Licensee’s Re-Direct Domain.

(d)                                 For the avoidance of doubt, subject to the terms and conditions of this Agreement, Licensees shall have the continued right to use the Perpetual Old Mutual Domain Name, and to manage and direct the use of and content on the website associated with the Perpetual Old Mutual Domain Name, including, without limitation, the email address extension, @omam.com, associated with the Perpetual Old Mutual Domain Name, in perpetuity (unless this Agreement is otherwise terminated pursuant to Section 7.2 below).

Section 2.4                             Pubco Marks and Rebranded Marks.  The Licensees shall have the right to register new trademarks and service marks in the Territory that replace the Transitional Servicemarks with Licensees’ marks (the “Rebranded Marks”), provided that such Rebranded Marks (a) do not contain the terms set forth in Schedule 2.4 hereto, and (b) are not the same as, or confusingly similar to, any common-law, pending or registered trademark, servicemark, trade name or logo of either Licensor, or any Subsidiary or Affiliate of either Licensor.  Pubco shall bear all fees and costs associated with the Rebranded Marks.

Section 2.5                             Social Media. The Parties will work in good faith and cooperate with each other and the social media vendors to replace the social media fan sites using any Transitional Servicemarks with Rebranded Marks while using commercially reasonable efforts to seek to retain, to the extent reasonably practicable without any Party compromising its respective brand or Visual Identity, the applicable fans and historical content.

ARTICLE III

OWNERSHIP OF THE SERVICEMARKS

Section 3.1                             Pubco And Its Subsidiaries Not To Jeopardize Registration. Pubco and its Subsidiaries undertake not to do or permit to be done any act which would or might jeopardize or invalidate any registration of the Servicemarks, nor do any act which might assist or give rise to an application to remove the Servicemarks from any register of trademarks, or which might prejudice the right or title of either of the Licensors to the Servicemarks.

Section 3.2                             No Ownership Of Servicemarks By Pubco Or Its Subsidiaries. As between the Licensors and Pubco, each of OM plc and OMLAC shall own all rights in their respective Servicemarks.  Pubco and its Subsidiaries will not make any representation or do any act which may be taken to indicate that they have any right, title or interest in or to the ownership or use of the Servicemarks except under the terms of this Agreement, and Pubco acknowledges that nothing contained in this Agreement shall give Pubco and its Subsidiaries any right, title or interest in or to the Servicemarks except as granted by this Agreement.

Section 3.3                             Acknowledgement as to Servicemarks; Cooperation. Pubco and its Subsidiaries agree that they will not dispute the validity of the Servicemarks or the ownership rights of the respective Licensors thereto. The Licensors and their Subsidiaries agree that they will not dispute the validity of the Rebranded Marks or the ownership rights of Pubco or its Subsidiaries thereto, provided that such Rebranded Marks comply with Section 2.4 of this Agreement.  Pubco and its Subsidiaries shall not register or apply for the registration of any of the Servicemarks or any trademarks or service marks which are confusingly similar to the Servicemarks. Pubco and its Subsidiaries shall, at a Licensor’s request and expense, cooperate with such Licensor in the defense of such Licensor’s rights in the Servicemarks and in connection with the registration and maintenance of the Servicemarks and the prosecution for registration of any application which contains the Servicemarks and/or the words set forth in Schedule 2.4 hereto.  As between Licensees and Licensors, the Licensors shall bear all costs associated with the registration and maintenance of the Servicemarks.

ARTICLE IV

INFRINGEMENT OF SERVICEMARKS

Section 4.1                             Notification of Infringement.  Licensees shall, as soon as they become aware thereof, notify the Licensors in writing (giving full particulars thereof) of any use or proposed use by any unrelated Person of a trade name, trade mark, domain name or mode of promotion or advertising that amounts or might amount either to infringement of the Licensors’ rights in relation to the Servicemarks or to the passing-off of, misappropriation of or any other misleading or deceptive conduct in trade or commerce in relation to the Servicemarks, or any other torts involving the Servicemarks.

Section 4.2                             Notification of Allegations.  If Licensees become aware that any Person alleges that the Servicemarks are invalid or that use of the Servicemarks infringes any rights of another party or that the Servicemarks are otherwise attacked or attackable, Licensees shall immediately notify the Licensors in writing thereof and shall make no comment or admission to any third party in respect thereof.

Section 4.3                             Conduct of Proceedings by the Licensors. The Licensors shall have the sole and exclusive right to decide what action if any to take in respect of any unrelated third party infringement or alleged infringement of the Servicemarks or passing-off or any other claim or counterclaim brought or threatened in respect of the use or registration of the Servicemarks, and shall control all proceedings related thereto.  The Licensors shall bear all fees and costs associated with any such action or proceeding, and shall retain all recovery costs associated therewith.  The provisions of section 30 of the Trade Marks Act 1994 (or equivalent legislation in any jurisdiction) are expressly excluded.

Section 4.4                             Assistance in Proceedings. Licensees will, at the request of the Licensors, give reasonable cooperation to the Licensors in any action, claim or proceedings brought or threatened against any third party in respect of the matters set forth in this Article IV.

ARTICLE V

WARRANTIES; INDEMNITIES; DISCLAIMERS

Section 5.1                             Representations and Warranties. Each of the Parties represents and warrants to the others that it has the requisite power and authority to enter into and perform its obligations under this Agreement. Each of the Parties represents and warrants to the others that no consent, approval, authorization or other order of, or registration or filing with, any Governmental Authority, is required for such Party’s execution, delivery and performance of this Agreement or consummation of the transactions contemplated hereby, except as have been set forth in this Agreement or have been obtained or made by any Party and are in full force and effect under all Applicable Laws.

(a)                                 THE REPRESENTATIONS AND WARRANTIES IN SECTION 5.1 ARE THE ONLY REPRESENTATIONS AND WARRANTIES GIVEN BY THE PARTIES IN CONNECTION WITH THIS AGREEMENT AND THE SUBJECT MATTER HEREOF, AND ALL INTELLECTUAL PROPERTY LICENSED, ASSIGNED OR OTHERWISE CONVEYED UNDER THIS AGREEMENT IS PROVIDED “AS IS” AND IS LICENSED, ASSIGNED OR OTHERWISE CONVEYED WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER IN THIS AGREEMENT, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT, AND EACH PARTY HEREBY DISCLAIMS ALL EXPRESS AND IMPLIED REPRESENTATIONS AND WARRANTIES EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN.

(b)                                 NO PARTY OR ANY OF ITS AFFILIATES OR SUBSIDIARIES MAKES ANY WARRANTY OR REPRESENTATION UNDER THIS AGREEMENT THAT ANY EXPLOITATION OF ANY PRODUCT OR SERVICE WILL BE FREE FROM INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY.

Section 5.2                             Indemnification.

(a)                                 Licensees agree to defend, indemnify and keep indemnified and hold OM plc and OMLAC, as applicable, and all of their Affiliates and their respective directors, officers, employees, shareholders, agents, attorneys, representatives, successors and assigns (the “OM Indemnitees”), harmless from and against any and all Losses (without limitation or cap of any kind) suffered or incurred by the OM Indemnitees in connection with (i) any action or claim by any third party against the OM Indemnitees relating to or arising out of or in connection with any breach of this Agreement by Licensees and/or their Affiliates; (ii) any action or claim by any third party against the OM Indemnitees on the basis that Licensees and/or their Affiliates have acted on behalf of OM plc or OMLAC, or any of their Affiliates, or have the authority to bind OM plc or OMLAC, or any of their Affiliates; or (iii) any action or claim by a third party against the OM Indemnitees relating to the use by Licensee or its Subsidiaries of the Servicemarks (other than any actions set forth in Section 5.2(b)(ii) below).

(b)                                 Each Licensor, jointly and severally, agrees to defend, indemnify and keep indemnified and hold Licensees and all of their Affiliates and their respective directors, officers, employees, shareholders, agents, attorneys, representatives, successors and assigns (the “Pubco Indemnitees”), harmless from and against any and all Losses (without limitation or cap of any kind) suffered or incurred by the Pubco Indemnitees in connection with (i) any action or claim by any third party against the Pubco Indemnitees relating to or arising out of or in connection with any breach of this Agreement by such Licensor and/or such Licensor’s Affiliates; (ii) any action or claim by any third party against the Pubco Indemnitees on the basis that the Servicemarks used by the Licensees and/or their Affiliates infringe upon the rights of such third parties, provided that the Pubco Indemnitees are using the Servicemarks in accordance with this Agreement; or (iii) any action or claim by a third party against the Pubco Indemnitees relating to the use by such Licensor or its Subsidiaries of the Servicemarks (other than any actions set forth in Section 5.2(a)(ii) above).

Section 5.3                             Reservation of Rights. Except for those rights expressly licensed pursuant to this Agreement, no rights or licenses in or to any intellectual property right owned or licensed by any Party or any of such Party’s Affiliates or Subsidiaries are assigned, granted or otherwise conveyed to any other Party, and nothing contained herein shall be construed as conferring to such other Party or its Affiliates or Subsidiaries by implication, estoppel or otherwise any right, title or interest of any other Party or its Affiliates or Subsidiaries in or to any such intellectual property right.

Section 5.4                             No Obligation To Provide Technology. Except as otherwise expressly set forth in this Agreement, no Party, or any of its Affiliates or Subsidiaries, is obligated by this Agreement to provide any other Party with any technical assistance or to furnish any other Party with, or obtain, any documents, materials, instructions, corrections, updates or other information or technology.

Section 5.5                             Release of Information. Licensees must inform the Licensors, in a timely and adequate manner, of any public information that they, their Affiliates or Subsidiaries wish to publish that would be reasonably likely to have an adverse effect on the goodwill associated with the Servicemarks or the reputation or public image of the Licensors, so that the Licensors may, should the Licensors consider it necessary, issue a press release concerning the publication of such public information.  If possible, the Licensors should be informed at least one (1) week in advance of the disclosure of any development or information that would be reasonably likely to have an adverse effect on the goodwill associated with the Servicemarks or the reputation or public image of the Licensors. In case of a development or any information that may require immediate disclosure, Licensees shall promptly inform the Licensors, and where legally permissible, before any such disclosure is made.

Section 5.6                             Damages Inadequate. Without prejudice to any other rights or remedies that each Party may have, each Party acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of this Agreement by any other Party. Accordingly, each Party shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Agreement by any other Party.

ARTICLE VI

DISPUTE RESOLUTION

Section 6.1                             Arbitration

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the rules of the London Court of International Arbitration (“LCIA Court”) which are deemed to be incorporated by reference into this clause, save as modified herein:

(i)                                     The seat of arbitration shall be London, England.

(ii)                                  There shall be three arbitrators, one nominated by the claimant and one nominated by the respondent within fifteen (15) days of respondent’s receipt of the claimant’s request for arbitration. If OMLAC and OM plc are co-claimants or co-respondents to the arbitration, they shall be treated as one party for the purposes of the nomination of an arbitrator. If any Party has not appointed its arbitrator within the 15-day period specified herein, such appointment shall be made by the LCIA Court upon the written request of a Party within fifteen (15) days of such request. The LCIA Court shall appoint the chairman within fifteen (15) days of the nomination of the other two members of the tribunal.  The hearing shall be held no later than one-hundred-and-twenty (120) days following the appointment of the third arbitrator.

(iii)                               In terms of procedure, the Parties agree that:

(A)                               The Request shall be treated as the Claimant(s)’ Statement of Case.

(B)                               The Statement of Defence shall be sent to the Registrar within fifteen (15) days of receipt of notice of appointment of the third arbitrator.

(C)                               A case management hearing shall take place within ten (10) days of receipt of the Statement of Defence to determine the procedure leading up to the hearing.  The Parties shall seek to agree to the procedure between them, consistent with the provisions of this Section 6.1.

(D)                               The Statement of Reply (if any) shall be sent to the Registrar within fifteen (15) days of receipt of the Statement of Defence.

(E)                                The Statement of Reply to Counterclaim (if any) shall be sent to the Registrar within fifteen (15) days of receipt of the Statement of Reply.

(F)                                 The arbitral tribunal shall exercise its power to order the Parties to supply copies of any documents in their possession, custody or power that are relevant to the subject matter of the dispute taking into account the Parties’ desire that the arbitration be conducted expeditiously and cost effectively. All disclosure of documents shall be completed within sixty (60) days of the appointment of the third arbitrator.

(G)                               The Parties agree that they shall have the right to be heard orally on the merits of the dispute.

(iv)                              By agreeing to arbitration, the Parties do not intend to deprive a court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies, to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect. For the purpose of any provisional relief contemplated hereunder, the Parties hereby submit to the non-exclusive jurisdiction of the English Courts. Each Party unconditionally and irrevocably waives any objections which it may have now or in the future to the jurisdiction of the English Courts including objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

(v)                                 The award shall be in writing, shall state the findings of fact and conclusions of law on which it is based, shall be final and binding and shall be the sole and exclusive remedy among the Parties regarding any claims or counterclaims presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.

(vi)                              The Parties will bear equally all fees, costs, disbursements and other expenses of the arbitration, and each Party shall be solely responsible for all fees, costs, disbursements and other expenses incurred in the preparation and prosecution of its own case; provided that in the event that a Party fails to comply with the orders or decision of the arbitral tribunal, then such noncomplying Party shall be liable for all costs and expenses (including attorney fees) incurred by the other Parties in their efforts to obtain either an order to compel, or an enforcement of an award, from a court of competent jurisdiction.

(vii)                           The arbitral tribunal shall have no authority to award punitive, exemplary or multiple damages or any other damages not measured by the prevailing Parties’ actual damages.

(viii)                        All notices by one Party to another in connection with the arbitration shall be in accordance with the provisions of Section 8.1 hereof, except that all notices for a demand for arbitration made pursuant to this Article VI must be made by personal delivery or receipted overnight courier. This agreement to arbitrate shall be binding upon the successors and permitted assigns of each Party. This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

Section 6.2                             Confidentiality. Except to the extent necessary to compel arbitration or in connection with arbitration of any dispute under this Agreement, or for enforcement of an arbitral award, information concerning (i) the existence of an arbitration pursuant to this Article VI, (ii) any documentary or other evidence given by a Party or a witness in the arbitration or (iii) the arbitration award may not be disclosed by the tribunal administrator, the arbitrators, any Party or its counsel to any Person not connected with the proceeding unless required by law or by a court or competent regulatory body, and then only to the extent of disclosing what is legally required. A Party filing any document arising out of or relating to any arbitration in court shall seek from the court confidential treatment for such document and provide notice thereof to the non-disclosing Party.

Section 6.3                             Conduct During Dispute Resolution. The Parties shall continue the performance of their respective obligations under this Agreement that are not the subject of dispute during the resolution of any dispute or disagreement, including during any period of arbitration, unless and until this Agreement is terminated or expires in accordance with its terms and conditions.

ARTICLE VII

TERM

Section 7.1                             Term.

(a)                                 Transitional License.  With respect to the Transitional Servicemarks and Transitional Old Mutual Domain Names, this Agreement shall commence on the Effective Date and the Transitional License shall terminate automatically, along with all licenses and sublicenses granted therefor hereunder, on the first day following the day that is six (6) months after the end of the Transition Period.  .

(b)                                 Perpetual License.  With respect to the Perpetual Servicemarks and Perpetual Old Mutual Domain Name, this Agreement shall commence on the Effective Date and shall continue in perpetuity, unless terminated pursuant to Section 7.2 below.  In the event the Perpetual License is terminated pursuant to Section 7.2 below and the Transitional License has been terminated pursuant to Section 7.1(a) above, the Agreement shall terminate concurrently therewith.

(c)                                  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 7.2                             Termination.  Either Licensor shall have the right to terminate this Agreement at any time if Licensees materially breach this Agreement; provided that if such material breach is capable of being cured, then such Licensor shall not be permitted to terminate this Agreement unless the Licensees fail to cure such material breach within twenty (20) Business Days after receipt of written notice of such breach from one of the Licensors.

Section 7.3                             Survival. Section 2.1(b)(iv), Section 2.1(b)(v), Section 2.3(b) and (c), Article III, Section 5.1, Section 5.2, Section 5.3, Article VI, Article VII and Article VIII shall survive the expiration or termination of this Agreement for any reason.

ARTICLE VIII

MISCELLANEOUS

Section 8.1                                   Notices.  Unless otherwise provided in this Agreement, all notices and other communications provided for hereunder shall be dated and in writing and shall be deemed to have been given (i) when delivered, if delivered personally, sent by confirmed telecopy or sent by registered or certified mail, return receipt requested, postage prepaid, provided that such delivery is completed during normal business hours of the recipient, failing which such notice shall be deemed to have been given on the next Business Day, (ii) on the next Business Day if sent by overnight courier and delivered on such Business Day within ordinary business hours and, if not, the next Business Day following delivery; and (iii) when received, if received during normal business hours and, if not, the next Business Day after receipt, if delivered by means other than those specified above. Such notices shall be delivered to the address set forth below, or to such other address as a Party shall have furnished to the other Party in accordance with this Section (each such notice, a “Notice”):

If to Pubco, to:

c/o Old Mutual (US) Holdings Inc.

200 Clarendon Street, 53rd Floor
Boston, MA 02116

Attention: Steve Belgrad, CFO

Phone No.: 617-369-7371

Email: Sbelgrad@oldmutualus.com

With a copy to:

Bingham McCutchen LLP

399 Park Avenue

New York, NY 10022-4689

Attention: Floyd Wittlin, Esq.

Phone No.: 212-705-7466

Email: Floyd.Wittlin@bingham.com

If to the Licensors, to:

Old Mutual plc

5th Floor, Millennium Bridge House
2 Lambeth Hill
London EC4V 4GG, United Kingdom
Attention: Group Company Secretary

Phone No.: +44(0) 20 7002 7109

Email: martin.murray@omg.co.uk

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Attention: Ralph Arditi

Phone No.: 212-735-3860

Email: ralph.arditi@skadden.com

Section 8.2  Entire Agreement.

(a)                                 This Agreement, including any Schedules attached hereto, represents the entire understanding of the Parties hereto with respect to the subject matter hereof and thereof and supersede any and all other oral or written agreements heretofore made with respect to such subject matter. Other than as expressly set forth in this Agreement, no Party has relied upon any statement or representation other than statements and representations expressed in this Agreement, and nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.  For the avoidance of doubt, Pubco is liable to the Licensors for every act or omission of any other Licensee which would have breached this Agreement had it been committed or omitted by Pubco itself.

(b)                                 It is acknowledged and agreed that: (i) no Party has entered into this Agreement in reliance upon any representation, warranty, undertaking, collateral contract or other assurance of any other Party that is not expressly set out or referred to in this Agreement; (ii) no Party shall have any remedy in respect of misrepresentation or untrue statement made by any other Party unless and to the extent that a claim lies for breach of warranty under this Agreement; and (iii) this clause shall not exclude any liability for fraudulent misrepresentation.

Section 8.3    Contracts (Rights of Third Parties) Act.  Except in relation to the rights of indemnification provided to the Indemnitees pursuant to Article V of this Agreement, a Person who is not a Party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

Section 8.4    Subsidiary or Affiliate Action. Pubco shall cause each of its Subsidiaries and Affiliates to comply with all of the agreements, obligations and covenants applicable to each such Subsidiary or Affiliate, as applicable, under this Agreement.  This Section 8.4 shall not apply with respect to any Affiliate of Pubco to the extent that Pubco does not have sufficient Control over such Affiliate to procure such conduct from such Affiliate; provided, that such Control shall be deemed to exist in the case of any Subsidiary that is not specifically identified in clause (iii) of the definition of Subsidiary.

Section 8.5  Confidential Information. Each Party shall treat all information provided to it by any other Party with the same degree of care as such Party treats its own information of the same nature, provided that this Section 8.5 shall not apply to information relating to or disclosed in the registration statement required in connection with the IPO, provided that confidential information received by a Party from any other Party shall not be utilized by such Party to engage, directly or indirectly (including through Subsidiaries) in a business in competition with the business of such other Party or any of its Subsidiaries..

Section 8.6  Interpretation; Effect. In this Agreement, except as context may otherwise require, (a) the words “hereby,” “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, (b) terms defined in the singular have a comparable meaning when used in the plural, and vice versa, (c) references herein to a specific Article, Section, Subsection or Schedule shall refer, respectively, to Article, Sections, Subsections or Schedules of this Agreement, (d) references to the transactions contemplated hereby include the transactions provided for in this Agreement, (e) references to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof), and to any section of any statute or regulation include any successor to the section, (f) references to any Governmental Authority includes any successor to that Governmental Authority, (g) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation,” (h) references herein to any gender include each other gender, (i) all pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require, (j) headings and numbering of sections and paragraphs in this Agreement are for convenience only and will not be construed to define or limit any of the terms in this Agreement or affect the meaning or interpretation of this Agreement, (k) this Agreement is the product of negotiation by the Parties, having the assistance of counsel and other advisers, (l) the Parties intend that this Agreement not be construed more strictly with regard to one Party than with regard to any other, and (m) no provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent such action or omission would violate Applicable Law (including statutory and common law), rule or regulation.

Section 8.7   Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Except as otherwise provided herein, if any provisions of this Agreement or the application thereof to any Person or any circumstance is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision or the application thereof, in any other jurisdiction.

Section 8.8   Applicable Law. This Agreement (together with any non-contractual obligations arising out of it) shall be construed and enforced in accordance with, and the rights and duties of the Parties shall be governed by, the law of England and Wales.

Section 8.9   Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of the Parties. Any failure of any Party to comply with any term or provision of this Agreement may be waived by the other Parties by an instrument in writing signed by such Parties, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply. No waiver by any Party of any breach of this Agreement shall be considered as a waiver of any subsequent breach of the same provision or any other provision.

Section 8.10   Assignment.

(a)                                 Neither this Agreement nor any of the rights, interests or obligations of any Party under this Agreement may be assigned by such Party without the prior written consent of the other Parties, except that the Licensors may, without written consent of the Licensees, assign all of their rights, benefits and obligations under this Agreement to one or more of their Affiliates; provided that any such transferee assumes all of the relevant Licensor’s obligations under this Agreement in a written instrument.

(b)                                 This Agreement shall be binding upon and inure to the benefit of the Parties and the Licensees who are not Parties and their respective permitted successors and assigns.

Section 8.11   Counterparts. This Agreement may be executed in two or more counterparts that may be delivered by means of facsimile or email (or any other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

Section 8.12   Further Assurances.  Each Party shall, on being required to do so by any other Party, perform or procure the performance of all such acts and/or execute and/or deliver or procure the execution and/or delivery of all such documents (in each case at its own expense), as may be required by law or as any other Party may from time to time reasonably require in order to implement and give full effect to this Agreement.

Section 8.13   No Joint Venture.  Nothing in this Agreement is intended to or shall operate to create a partnership, agency, employment joint venture of any kind among the Parties.

Section 8.14   Compliance with Law.  The Licensors shall not be in breach of this Agreement and shall have no liability to the Licensees whatsoever to the extent that a Licensor acts (or omits to act) in a given manner in order to abide by any Applicable Law and/or in taking steps to mitigate any breach of this Agreement by the Licensees or any of them.

Section 8.15  Bribery Act.

(a)                                 Each Party expects that the other has an awareness of the requirements of the Bribery Act and to have appropriate processes and controls in place to prevent the offering or acceptance of bribes. Each Party shall:

(i)                                     comply with all Applicable Laws, regulations, codes and sanctions relating to anti-bribery and anti-corruption including the Bribery Act 2010 (“Relevant Requirements”);

(ii)                                  not engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010 if such activity, practice or conduct had been carried out in the United Kingdom;

(iii)                               have and shall maintain in place throughout the term of this Agreement its own policies and procedures, including but not limited to adequate procedures under the Bribery Act 2010, to ensure compliance with the Relevant Requirements, and to avoid criminal liability and/or prosecution under the Bribery Act 2010, and will enforce them where appropriate;

(b)                                 Promptly report to the others any request or demand for any undue financial or other advantage of any kind received by it in connection with the performance of this Agreement;

(c)                                  Breach of this Section 8.15 shall be a material breach of this Agreement entitling the non-defaulting Party or Parties to terminate this Agreement without incurring any liability for such termination.

(d)                                 For the purpose of this Section 8.15 the meaning of adequate procedures and foreign public official and whether a Person is associated with another Person shall be determined in accordance with section 7(2) of the Bribery Act 2010 (and any guidance issued under section 9 of that Act), sections 6(5) and 6(6) of that Act and section 8 of that Act respectively.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Effective Date.

OM Asset Management plc
“Pubco”

By:
Name:
Title:

Old Mutual plc
“OM plc”

By:
Name:
Title:

Old Mutual Life Assurance Company (South Africa) Ltd.
“OMLAC”

By:
Name:
Title:

Schedule 1

Perpetual Domain Name

Domain Name	Owner
Omam.com	Old Mutual (US) Holdings Inc.

Transitional Domain Names

Domain Name	Owner
Oldmutualus.com	Old Mutual (US) Holdings Inc.
Oldmutualglobalfunds.com	Old Mutual (US) Holdings Inc.
Omamnet.com	Old Mutual (US) Holdings Inc.
Omamus.com	Old Mutual (US) Holdings Inc.
Omip.com	Old Mutual (US) Holdings Inc.
Omamtrust.com	Old Mutual (US) Holdings Inc.
Omamint.com	Old Mutual (US) Holdings Inc.

Schedule 2.4

OLD MUTUAL

OM Logo

OM

OMAM

OM ASSET MANAGEMENT

OMGI

SKANDIA

1